October 11, 2006

Bill Glaser
UKarma Corporation
770 Broadway, 2nd Floor
New York, NY 10003

Re: Much and House Fee Agreement

Dear Bill:

Thank you for the opportunity to be of service to you and your company. We are writing to set forth our agreement regarding compensation which you (“Client”) shall pay to Much and House Public Relations (“Much and House”) for our public relations and marketing management services for uKarma Corp. as outlined in Attachment “A”. While we apologize for the formality of the agreement, we have found it most helpful insofar as letting you and your company know of your obligations and avoiding problems in the future. If you have any questions concerning any of the terms of the agreement, please contact me as soon as possible, and we will be glad to discuss them with you. The terms of the agreement are as follows:

1. Publicity Fee  As compensation for our services, Client agrees to pay Much and House $5,000 per month, payable in advance and no later than the 25thth (10 days after due date) of each consecutive month. Services will commence on October 15, 2006, and continue for a period of three (3) months until January 15, 2007. Our fees are not contingent upon certain results, and we do not warrant or predict the results of our services to you.

2. Costs In addition to the publicity fees, Client will be billed for out-of-pocket costs, including, but not limited to, printing, photographer fees, photography lab expenses, postage, shipping, local, long distance and cellular phone calls, photocopying, mileage, parking fees, tolls, messenger, overnight couriers, travel and other customary and ordinary out-of-pocket expenses incurred in Client’s representation. Any single expenditure over $100.00, and any expenditures which together with all other expenditures hereunder exceed $1,000 in the aggregate, will require client’s prior approval. Third-party invoices will be billed directly to Client when possible.

3. Payment of Fees and Costs Payment for services and costs are due and payable in full upon receipt of any invoice from Much and House, and in any event, by no later than the 25th day of each month. An invoice for monthly fees and costs incurred in connection with Client’s representation will be submitted to Client on a monthly basis. Late charges at the rate of 1.5% per month shall be added to any amounts not paid within thirty (30) days from the date of any invoice. In the event of non-payment, Client agrees to pay Much and House for attorneys fees and court costs associated with collecting any unpaid amount. In the absence of any written objection thereto, Client will be deemed to have accepted the invoice as correct through the period of time covered by such invoice. In the event you disagree with or question any amount under an invoice, you agree that you will communicate such disagreement to us in writing within thirty (30) days of the invoice date. Any claim or disagreement not made within thirty (30) days of the invoice date will be waived.

4. Termination This agreement will terminate on January 15, 2007. There will be no automatic renewal. If both parties are desirous of renewing the relationship, they must do so under a new agreement.

5. Arbitration and Venue In the event that any dispute arises between Client and Much and House, both Client and Much and House agree that any controversy or claim made exceeding $10,000 shall be settled by binding arbitration administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules, and Judgement on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. For all controversies which involve claims of $10,000 or less, venue for any dispute arising in relation to this agreement or otherwise as a result of Client’s representation shall lie only in the Superior Court or Small Claims Court in the State of California, County of Los Angeles. The non-prevailing party shall reimburse to the prevailing party all of the prevailing party’s attorney fee’s and expenses.

The foregoing sets forth the entire agreement between Client and Much and House. We appreciate the opportunity to be of service and look forward to working with you and your company. If the foregoing is acceptable, please sign and date a copy of this letter and return it to us in the self-addressed envelope enclosed for your convenience.

Cordially,

Elizabeth Much	Sharon W. House

THE FOREGOING IS ACKNOWLEDGED AND AGREED TO EFFECTIVE AS OF THE DATE INDICATED BELOW:

Dated:_______________, 2006	By:
Bill Glaser

ATTACHMENT “A”

October 11, 2006

Mr. Bill Glaser
770 Broadway 2nd Floor
New York, NY 10003
guru@ukarma.com

Dear Bill:

It was a pleasure meeting with you and Eric . Your plan for branding Eric and Xflowsion (working title) is innovative and imaginative. Creating a platform for Eric in advance of the release of the infomercial and DVD’s is essential to establishing him as a super star in the crowded yoga/fitness arena. By introducing him to the media as an accomplished and inspirational yoga/fitness instructor with a significant following, we will build anticipation for the infomercial, thus fueling the media’s anticipation.

Our carefully orchestrated public relations and marketing campaign will simultaneously introduce Eric to the media, while introducing the concept of Xflowsion as a movement, fueled in part by the need to release yoga from its mystical confines, making it more accessible to the public. We will show how Xflowsion, with its uniqua and eclectic music, fusion of yoga, martial arts, and dance, and inspiring and unique instructor is more relevant to younger audiences who still want the fitness and stress reducing benefits of yoga, but who question its strict restraints. Specifically, our campaign will include:

Phase 1

1.	Creation of press material. This will include press release announcing the pre-production of Xflowison, a biography of Eric, testimonials, photos of Eric and students, relevant clips

2.
Creation of queries and “expertise”. These will be tailor made, and will be based both on the type of publication queried, editorial needs of specific publications and current health and fitness trends and news. For example, a publication such as Fit Yoga will be sent a pitch proposing a “Class Action” story, one that profiles a specific yoga center. A publication such as UsWeekly, will be queried regarding Shannon Elizabeth’s “favorite yoga/fitness instructor”, Jane might be sent a query that lists Eric’s “5 Yogic moves to help avoid the Freshman 15”, etc. In order to efficiently query publications, we will use their editorial calendars as our guideline.

3.
Creation of media list. This will include health and fitness publications (both men’s and women’s), lifestyle publications, teen publications, parenting publications, entertainment publications, health & fitness radio shows (national and local), television (national and local), health & fitness editors at the top 10 newspapers, health & fitness editors at national newspapers, syndicated columnists (entertainment, health & fitness).

4.	Help solicit additional experts, celebrities for infomercial.

5.	Invite select editors or television shows to infomercial shoot.

Phase 2

1.
Plan release events—for Los Angeles-- “Xflowsion Hollywood.” For New York— Xflowsion Bryant Park (or Central Park).” This will be set to coincide with the fall release of the infomercial. Our goal will be to show the world that this new type of workout is hip and happening, complete with a rock band, celebrities and hundreds of participants. If we partner with a charity, we will be able to tap into their mailing list, thus guaranteeing a good turn-out. A donation will need to be made to the charity. Creation of media list for event.

2.	Create and disseminate press release announcing debut of infomercial.

3.	Editor classes. We will invite select editors in Los Angeles to experience a class with Eric.

Phase 3

1.	Launch Event. Ideally, we will be able to mount events in both Los Angeles and New York, however if our date is pushed, we will need to wait until Spring for New York, and launch there with the DVD’s.

2.	Call on editors in New York, showing them the DVD’s.

3.	Create an editor class in New York (if we decide against event)

4.	Follow-up with editors, both for the infomercial and Eric as an “expert”.

5.	Research fitness and lifestyle trade shows, conferences for possible participation

6.	Create local “holiday stress reducing” pitches that emphasize how this unique workout can help us get through the holidays without gaining weight or losing our minds.

Although we have outlined a campaign based on our understanding of your concept and expertise, our public relations plan will grow and expand as we reach out to the media and assess their interest and needs. Therefore, we will be modifying our outreach as we immerse ourselves in the campaign.

Our monthly retainer for the above outlined campaign is $5,000, plus direct out-of-pocket expenses.

We look forward to the opportunity of working with both of you. Please do not hesitate to telephone me at 323 965-0852 X130, should you have additional questions.

Cordially,

Sharon W. House	Elizabeth Much